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                                                                    Exhibit 23.2

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
RealNetworks, Inc.:

           We consent to incorporation by reference in the registration statement dated May 20, 1998 on Form S-8 of RealNetworks, Inc. of our reports dated January 21, 1998, except for note 9(b), which is as of March 24, 1998, relating to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and related financial statement schedule, which reports appear in RealNetworks, Inc.'s December 31, 1997 Annual Report on Form 10-K.

KPMG Peat Marwick LLP

Seattle, Washington
May 18, 1998